SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549





                                    Form 8-K
                                 Current Report




                     Pursuant to Section 13 to 15(d) of the




                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) January 10, 2000




                                  MESTEK, INC.
               (Exact name of registrant as specified in Charter)





Pennsylvania                           1-448                          25-0661650
State of jurisdiction of      (Commission File Number)             (IRS Employer
Incorporation)                                               Identification No.)



260 North Elm Street, Westfield, Massachusetts                             01085
(Address of principal executive offices)                              (Zip code)



Registrant's telephone number, including area code  (413) 568-9571

Item 5.  Other Events

On January 7, 2000, Mestek, Inc. (the "Company") established a record date of January 18, 2000 (the "Record Date") for the distribution of all of the common stock of its wholly owned subsidiary, MCS, Inc. ("MCS") to the Company's shareholders (the "Distribution"). The Distribution will be made on a pro rata basis so that each of the Company's shareholders will receive one uncertificated share of MCS common stock for each share of the Company's common stock held by such shareholder as of the Record Date. No MCS share certificates will be delivered. MCS will maintain uncertificated share accounts pending the vote of the MCS shareholders, described below. The MCS shares will be subject to a restriction prohibiting their transfer for one hundred twenty (120) days after the Distribution, and will not be listed on any domestic or international stock exchange. The Distribution shall be effected on a date to be determined by a special committee of the Mestek Board of Directors without any further action required by the Mestek shareholders.

The Distribution is being made in connection with the proposed merger of MCS with and into Simione Central Holdings, Inc. ("Simione"), a Delaware corporation, as more fully described in the Second Amended and Restated Agreement and Plan of Merger and Investment Agreement dated October 25, 1999. MCS has set January 18, 2000 as the record date for determination of those shareholders of MCS entitled to vote upon the proposed merger of MCS and Simione and selecting designees for appointment and election to the Board of Directors of Simione. The MCS shareholders as of the date of the Distribution will hold a special meeting to approve the merger on a date to be determined by a special committee of the MCS Board of Directors.

Item 7.  Financial Statements and Exhibits

Exhibits:

Exhibit No.      Description

10.1 Second Amended and Restated Agreement and Plan of Merger and Investment Agreement dated October 25, 1999.*

     * Incorporated by reference from the Form 10 filed by MCS, Inc. with the Securities and Exchange Commission on October 26, 1999, File No. 000-27829.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on it behalf by the undersigned.



                                  Mestek, Inc.

Dated:  January 10, 2000         By:/S/ STEPHEN M. SHEA
                                 Stephen M. Shea
                                 Senior Vice President - Finance
                                 Chief Financial Officer